Exhibit 10.2
UNITED STATES DISTRICT COURT
NORTHERN DISTRICT OF GEORGIA
ATLANTA DIVISION

IN RE: BEAZER HOMES USA, INC.	)
SECURITIES LITIGATION	)
)

This Document Relates To:	)	Master File No:
	)	1:07-cv-725-CC
ALL ACTIONS	)
)

STIPULATION AND AGREEMENT OF SETTLEMENT
     This Stipulation and Agreement of Settlement (the “Stipulation”) is submitted pursuant to Rule 23 of the Federal Rules of Civil Procedure. Subject to the approval of the Court, this Stipulation is entered into among Lead Plaintiffs, Glickenhaus & Co. and Carpenters Pension Trust Fund for Northern California, on behalf of themselves and the Class (as hereinafter defined) and (i) Defendant Beazer Homes (USA), Inc. (“Beazer”), (ii) Individual Defendants Ian J. McCarthy (“McCarthy”), James O’Leary (“O’Leary”); Michael T. Rand (“Rand”), and Michael H. Furlow (“Furlow”) (Beazer and the Individual Defendants are collectively referred to hereinafter as the “Beazer Defendants”), and (iii) Defendant Deloitte & Touche LLP (“Deloitte”) (Beazer, the Individual Defendants and Deloitte are collectively referred to hereinafter as the “Defendants”), by and through their respective counsel.

     WHEREAS:
     A. The above-captioned action was initially filed in this Court on or about March 29, 2007, and is hereinafter referred to as the “Action”;
     B. This is a federal securities fraud class action, and is currently pending before Judge Clarence Cooper in the United States District Court for the Northern District of Georgia. The causes of action asserted against Defendants in this matter are founded, in whole or in part, on Sections 10(b), 20(a), and 20(A) of the Securities Exchange Act of 1934 (“Exchange Act”) and Rule 10b-5 promulgated thereunder;
     C. Lead Plaintiffs, Glickenhaus & Co. (an institutional investment advisor firm) and Carpenters Pension Trust Fund for Northern California (a fund providing retirement benefits for members of the United Brotherhood of Carpenters and Joiners of America within the 46 Northern California Counties), seek to represent a class of investors who purchased the securities of Beazer at allegedly artificially inflated prices during the putative Class Period (January 27, 2005 through May 12, 2008);
     D. Defendant Beazer, a Delaware corporation, is a large Atlanta-based homebuilder that went public in 1994. Beazer offered mortgage services through a wholly-owned mortgage origination subsidiary (“Beazer Mortgage”) until February 2008;

     E. The Amended and Consolidated Class Action Complaint for Violation of the Federal Securities Laws, dated June 27, 2008 (the “Complaint”), alleges that Lead Plaintiffs and other Class Members purchased the common stock of Beazer during the Class Period at prices artificially inflated as a result of the Defendants’ dissemination of materially false and misleading statements. The Complaint asserts claims under Sections 10(b), 20(a), and 20(A) of the Securities Exchange Act of 1934 (“Exchange Act”) and Rule 10b-5 promulgated thereunder;
     F. The Defendants deny any liability in connection with the Action and the claims asserted by Plaintiffs in the Complaint, and Deloitte specifically denies any wrongdoing or liability with respect to each and all of the claims that were alleged or could have been alleged by Lead Plaintiffs or Class Members, including, but not limited to, all contentions concerning Deloitte’s conduct, as well as contentions that such conduct constitutes wrongdoing or gives rise to legal liability or has caused damages to Lead Plaintiffs or Class Members. This Stipulation shall in no event be construed or deemed to be evidence of or an admission or concession on the part of any Defendant with respect to any claim or of any fault or liability or wrongdoing or damage whatsoever, or of any infirmity in the defenses that the Defendants have asserted. The parties to this Stipulation recognize, however, that the litigation has been filed by Plaintiffs and defended by Defendants in good faith and with adequate basis in fact under Federal Rule of

Civil Procedure 11 and that the litigation is being voluntarily settled after advice of counsel. This Stipulation shall not be construed or deemed to be a concession by any Plaintiff of any infirmity in the claims asserted in the Action;
     G. Plaintiffs’ Co-Lead Counsel have conducted an investigation relating to the claims and the underlying events and transactions alleged in the Complaint. Plaintiffs’ Co-Lead Counsel have analyzed the evidence adduced during pretrial investigation and have researched the applicable law with respect to the claims of Lead Plaintiffs and the Class against the Defendants and the potential defenses thereto, and Plaintiffs have opposed Defendants’ motions to dismiss;
     H. With the assistance of retired Superior Court Judge Daniel Weinstein of JAMS acting as a mediator, Lead Plaintiffs, by their counsel, have conducted discussions and arm’s length negotiations with counsel for Defendants with respect to a compromise and settlement of the Action with a view to settling the issues in dispute and achieving the best relief possible consistent with the best interests of the Class; and
     I. Based upon their investigation as set forth above, Plaintiffs’ Co-Lead Counsel have concluded that the terms and conditions of this Stipulation are fair, reasonable and adequate to Lead Plaintiffs and the Class, and in their best interests, and have agreed to settle the claims alleged in the Action pursuant to the terms and provisions of this Stipulation, after considering (1) the substantial benefits that

Lead Plaintiffs and the members of the Class will receive from settlement of the Action, (2) the attendant risks of litigation, and (3) the desirability of permitting the Settlement to be consummated as provided by the terms of this Stipulation.
     NOW THEREFORE, without any admission or concession on the part of Lead Plaintiffs of any lack of merit of the Action whatsoever, and without any admission or concession of any liability or wrongdoing or lack of merit in the defenses whatsoever by Defendants, it is hereby STIPULATED AND AGREED, by and among the parties to this Stipulation, through their respective attorneys, subject to approval of the Court pursuant to Rule 23(e) of the Federal Rules of Civil Procedure, in consideration of the benefits flowing to the parties hereto from the Settlement, that all Settled Claims (as defined below) as against the Released Parties (as defined below) and all Settled Defendants’ Claims (as defined below) shall be compromised, settled, released, and dismissed with prejudice, upon and subject to the following terms and conditions:
CERTAIN DEFINITIONS
     1. As used in this Stipulation, the following terms shall have the following meanings:
          (a) “Authorized Claimant” means a Class Member who submits a timely and valid Proof of Claim form to the Claims Administrator.

          (b) “Beazer Defendants” means Beazer and the Individual Defendants.
          (c) “Cash Settlement Amounts” means the sum of Twenty Nine Million Five Hundred and Fifty Thousand Dollars ($29,550,000.00 US$) to be paid on behalf of the Beazer Defendants by their directors’ and officers’ liability insurance carriers, and the sum of Nine Hundred and Fifty Thousand Dollars ($950,000.00 US$) to be paid by Deloitte.
          (d) “Claims Administrator” means the firm of The Garden City Group, Inc., which shall administer the Settlement.
          (e) “Class” means, for the purposes of this Settlement only, all persons or entities who purchased the common stock of Beazer during the Class Period. Excluded from the Class are the Defendants, members of the immediate families (parents, spouses, siblings, and children) of each of the Individual Defendants, all directors, officers, parents, subsidiaries and affiliates of Beazer, all members, partners, principals and affiliates of Deloitte, any person, firm, trust, corporation or entity in which any Defendant during the Class Period had a controlling interest or which is related to or affiliated with any of the Defendants, and the legal representatives, heirs, successors in interest or assigns of any such excluded party. Also excluded from the Class are any putative Class Members who exclude themselves by filing a request for exclusion in accordance with the requirements set forth in the Notice.
          (f) “Class Member” means a member of the Class.
          (g) “Class Period” means, for the purposes of this Settlement only, the period January 27, 2005 through and including May 12, 2008.
          (h) “Defendants” means Beazer, the Individual Defendants and Deloitte.
          (i) “Defendants’ Counsel” means the law firms of Cravath, Swaine & Moore LLP and Troutman Sanders LLP for Defendants Beazer, McCarthy and O’Leary; Rogers and Hardin LLP for Defendant Rand; Covington & Burling LLP and Hartman Simons Spielman & Wood LLP for Defendant Furlow; and Sutherland Asbill & Brennan LLP for Deloitte.
          (j) “Effective Date” means the date upon which the Settlement contemplated by this Stipulation shall become effective, as set forth in ¶ 25 below.
          (k) “Final,” with respect to the Order and Final Judgment, means: (a) if no appeal is filed, the expiration date of the time for filing or noticing of any appeal from the Court’s Judgment approving the Settlement substantially in the form of Exhibit B hereto, i.e. thirty (30) days after entry of the Judgment; or (b) if there is an appeal, the date of final dismissal of any appeal from the Judgment, or the final dismissal of any proceeding on certiorari to review the Judgment; or (c)

the date of final affirmance on an appeal of the Judgment, the expiration of the time to file a petition for a writ of certiorari, or the denial of a writ of certiorari to review the Judgment, and, if certiorari is granted, the date of final affirmance of the Judgment following review pursuant to that grant. Any proceeding or order, or any appeal or petition for a writ of certiorari pertaining solely to any plan of allocation and/or application for attorneys’ fees, costs or expenses, shall not in any way delay or preclude the Judgment from becoming Final.
          (l) “Gross Settlement Fund” means the respective Defendants’ Cash Settlement Amounts, as defined in paragraph 1(c), plus any income or interest earned thereon.
          (m) “Individual Defendants” means Ian J. McCarthy, James O’Leary, Michael T. Rand, and Michael H. Furlow.
          (n) “Net Settlement Fund” has the meaning defined in ¶ 5 hereof.
          (o) “Notice” means the Notice of Pendency of Class Action and Proposed Settlement, Motion for Attorneys’ Fees and Settlement Fairness Hearing, which is to be sent to members of the Class substantially in the form attached hereto as Exhibit 1 to Exhibit A.
          (p) “Order and Final Judgment” means the proposed order to be entered approving the Settlement substantially in the form attached hereto as Exhibit B.

          (q) “Order for Notice and Hearing” means the proposed order preliminarily approving the Settlement and directing notice thereof to the Class substantially in the form attached hereto as Exhibit A.
          (r) “Plaintiffs’ Counsel” means Plaintiffs’ Co-Lead Counsel and all other counsel representing any Plaintiffs or Class Member in the Action.
          (s) “Plaintiffs’ Co-Lead Counsel” means the law firms of Bernstein Liebhard LLP, Chitwood Harley Harnes LLP and Milberg LLP.
          (t) “Publication Notice” means the summary notice of proposed Settlement and hearing for publication substantially in the form attached as Exhibit 3 to Exhibit A.
          (u) “Released Parties” means any and all of the Defendants; Beazer and any of its past, present, and future direct or indirect parent companies, subsidiaries, subcontractors, divisions, affiliates, predecessors, successors, partners, principals, members, managers, attorneys, administrators, auditors, investment advisors, officers, directors, trusts, accountants, employees, stockholders, owners, agents, subrogees, insurers, reinsurers, servants, representatives, heirs, executors, personal representatives, legal representatives, transferees and assignees, and successors in interest of assigns; Deloitte & Touche LLP, Deloitte LLP (formerly known as Deloitte & Touche USA LLP), Deloitte Consulting LLP, Deloitte Financial Advisory Services LLP, Deloitte Tax LLP,

Deloitte Services LP, and any of their past, present, and future direct or indirect parent companies, subsidiaries, subcontractors, divisions, affiliates, predecessors, successors, partners, principals, members, managers, attorneys, administrators, auditors, investment advisors, officers, directors, trusts, accountants, employees, stockholders, owners, agents, subrogees, insurers, reinsurers, servants, representatives, heirs, executors, personal representatives, legal representatives, transferees and assignees, and successors in interest of assigns; the Individual Defendants’ legal representatives, heirs, successors in interest, or assigns; and any person, firm, trust, corporation, officer, director or other individual or entity in which any of the foregoing persons or entities has a controlling interest or which is related to or affiliated with any of them, and any and all persons natural or corporate in privity with them or acting in concert with them or any of them. The Released Parties are express third-party beneficiaries of this Stipulation and Agreement of Settlement.
          (v) “Settled Claims” means any and all claims, debts, suits, demands, rights or causes of action or liabilities, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, judgments, variances, executions, obligations, demands, rights, liabilities, losses, fees, and costs of any kind, nature and/or description whatsoever (including, but not limited to, any claims for damages, interest, attorneys’ fees, expert or consulting fees, and any other costs, expenses or liability whatsoever), whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether fixed or contingent, accrued or un-accrued, liquidated or un-liquidated, at law or in equity, matured or un-matured, suspected or unsuspected, contingent or non-contingent, whether or not asserted, threatened, alleged or litigated, at law, equity or otherwise, including without limitation, claims for contribution or indemnification, or for costs, expenses (including, without limitation, amounts paid in settlement) and attorneys’ fees, claims for negligence, fraud, breach of fiduciary duty, or violations of any federal, state or local statutes, common law, rules or regulations, that now exist or heretofore existed, whether class or individual in nature, including both known claims and Unknown Claims, (i) that have been asserted in this Action by the Class Members or any of them against any of the Released Parties, (ii) that could have been asserted in any forum by the Class Members, now or in the future, or any of them against any of the Released Parties that relate to, or that in any way arise out of, or are based upon, the allegations, transactions, facts, matters or occurrences, acts, disclosures, statements, representations, omissions, or failures to act involved, set forth, or referred to in the Complaint, and that relate to the purchase, sale or other disposition of shares of the common stock of Beazer during the Class Period, or (iii) that relate to the purchase, sale or other disposition of shares of the common stock of Beazer during the Class Period. “Settled Claims” does not mean or include the derivative claims asserted in In re Beazer Homes USA, Inc. Derivative Litigation, Civil Action No. 1:07-CV-842-CC (N.D. Ga.), or claims, if any, against the Released Parties arising under the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq. (“ERISA”).
          (w) “Settled Defendants’ Claims” means any and all claims, rights or causes of action or liabilities whatsoever, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, including both known claims and Unknown Claims, that have been or could have been asserted in the Action or any forum by the Defendants or any of them or the successors and assigns of any of them against any of the Lead Plaintiffs, other Class Members or their attorneys, which arise out of or relate in any way to the institution, prosecution, or settlement of the Action (except for claims to enforce the Settlement).
          (x) “Settlement” means the settlement contemplated by this Stipulation.
          (y) “Unknown Claims” means any and all Settled Claims which any Lead Plaintiff or Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Parties, and any Settled Defendants’ Claims which any Defendant does not know or suspect to exist in his, her or its favor, which if known by him, her or it might have affected his, her or its decision(s) with respect to the Settlement. With respect to any and all Settled Claims and Settled Defendants’ Claims, the parties stipulate and agree that upon the Effective Date, the Lead Plaintiffs and the Defendants shall expressly waive, and each Class Member shall be deemed to have waived, and by operation of the Judgment shall have expressly waived, any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Lead Plaintiffs and Defendants acknowledge, and all other Class Members by operation of law shall be deemed to have acknowledged, that the inclusion of “Unknown Claims” in the definition of Settled Claims and Settled Defendants’ Claims was separately bargained for and was a key element of the Settlement.

SCOPE AND EFFECT OF SETTLEMENT
     2. The obligations incurred pursuant to this Stipulation shall be in full and final disposition of the Action and any and all Settled Claims as against all Released Parties and any and all Settled Defendants’ Claims.
     3. (a) Upon the Effective Date of this Settlement, Lead Plaintiffs and all the other members of the Class on behalf of themselves, their heirs, executors, administrators, predecessors, successors and assigns, shall, with respect to each and every Settled Claim, release and forever discharge, and shall forever be barred and enjoined from initiating, continuing, filing or otherwise prosecuting, any Settled Claims against any of the Released Parties, whether or not Lead Plaintiffs and Class Members have executed and delivered a Proof of Claim, participated in the Settlement, filed an objection to the Settlement, the Proposed Plan of Allocation, or any application by Lead Plaintiffs’ counsel for an award of Attorneys’ Fees and Expenses, and whether or not the claims of such Class Members have been approved or allowed. Nothing herein shall, however, bar any action or claim to enforce the terms of this Stipulation and Agreement of Settlement or the Order and Final Judgment.
          (b) Upon the Effective Date of this Settlement, each of the Defendants, on behalf of themselves, their heirs, executors, administrators, predecessors, successors and assigns, and the other Released Parties, shall release and forever discharge each and every of the Settled Defendants’ Claims, and shall forever be enjoined from prosecuting the Settled Defendants’ Claims against Lead Plaintiffs, all other Class Members and their counsel. Nothing contained herein shall, however, bar any action or claim to enforce the terms of this Stipulation and Agreement of Settlement or the Order and Final Judgment.
THE SETTLEMENT CONSIDERATION
     4. As consideration for the release of the Settled Claims, Defendants shall pay, and/or, with respect to the Beazer Defendants, cause their insurers to pay, their respective Cash Settlement Amounts, as defined in paragraph 1(c), into escrow for the benefit of Plaintiffs and the Class, within eleven (11) business days of entry of an Order for Notice and Hearing, substantially in the form annexed hereto as Exhibit A. The payments shall be made to the “Beazer Homes Securities Litigation Settlement Fund,” which has been assigned IRS Taxpayer Identification Number 26-4730772, in accordance with wire instructions to be sent to Defendants’ Counsel by Plaintiffs’ Co-Lead Counsel prior to the entry of the Order for Notice and Hearing, or by check payable to the “Beazer Homes Securities Litigation Settlement Fund.” Upon deposit of any of the Cash Settlement Amounts into escrow, the Cash Settlement Amounts and any income or interest earned thereon shall be the “Gross Settlement Fund.” In no event shall the Defendants or their insurers be required to pay any amounts, other than specified in this paragraph and in paragraph 1(c), including without limitation, payment to the Class Members of their attorneys’ fees or reimbursement of any other expenses.
     5. (a) The Gross Settlement Fund, net of any Taxes (as defined below) on the income thereof, shall be used to pay (i) the Notice and Administration Costs referred to in ¶¶ 6-7 hereof, (ii) the attorneys’ fee and expense award referred to in ¶ 8-9 hereof, and (iii) the remaining administration expenses referred to in ¶ 10 hereof. The balance of the Gross Settlement Fund after the above payments shall be the “Net Settlement Fund.” The Net Settlement Fund shall be distributed to the Authorized Claimants as provided in ¶¶ 11-13 hereof. Any sums required to be held in escrow hereunder prior to the Effective Date shall be held by Plaintiffs’ Co-Lead Counsel as Escrow Agents for the Gross Settlement Fund pursuant to the terms of this Stipulation in an escrow account in the name of the “Beazer Homes Securities Litigation Settlement Fund” at Signature Bank, 565 Fifth Avenue, New York, New York 10017, and no withdrawals shall be permitted from the account without the signatures of an authorized representative from each of the three (3) firms of Co-Lead Counsel. The parties agree that the escrow account shall be maintained in accordance with applicable New York State law and in compliance with the form of the escrow agreement governing such escrow account, attached hereto as Exhibit C. Prior to the Effective Date, Defendants’ Counsel shall receive copies of all bank statements relating to the Beazer Homes Securities Litigation Settlement Fund account. The Released Parties shall not bear any risk or have any liability for losses related to the investment of the Gross Settlement Fund. All funds held by the Escrow Agents shall be deemed to be in the custody of the Court and shall remain subject to the jurisdiction of the Court until such time as the funds shall be distributed or returned to the persons paying the same pursuant to this Stipulation and/or further order of the Court. The parties acknowledge and agree that, once placed in the Settlement Fund escrow account, the Defendants in general (and Beazer in particular) have no rights to any escrow property, except as provided herein in the event of a termination of this Stipulation. The Escrow Agents shall invest any funds held in escrow in short-term United States Agency or Treasury Securities (or a mutual fund invested solely in such instruments) or in a non-interest bearing account with a FDIC insured bank which is fully guaranteed by the US Government, and shall collect and reinvest any interest as is accrued thereon. The parties hereto agree that the Settlement Fund is intended to be a Qualified Settlement Fund within the meaning of Treasury Regulation § 1.468B-1 and that the Escrow Agents, as administrator of the Settlement Fund within the meaning of Treasury Regulation §1.468B-2(k)(3), shall be responsible for filing tax returns for the Settlement Fund and paying from the Settlement Fund any Taxes owed with respect to the Settlement Fund. The parties hereto agree that the Settlement fund shall be treated as a Qualified Settlement Fund from the earliest date possible, and agree to any relation-back election required to treat the Settlement Fund as a Qualified Settlement Fund from the earliest date possible. Defendants’ Counsel agree to provide promptly to the Escrow Agents the statement described in Treasury Regulation § 1.468B-3(e).
          (b) All (i) taxes on the income of the Gross Settlement Fund and (ii) expenses and costs incurred in connection with the taxation of the Gross Settlement Fund (including, without limitation, expenses of tax attorneys and accountants) (collectively “Taxes”) shall be paid out of the Gross Settlement Fund, shall be considered to be a cost of administration of the settlement and shall be timely paid by the Escrow Agents without prior Order of the Court. The Escrow Agents shall be responsible for filing tax returns for the Gross Settlement Fund and paying from the Gross Settlement Fund any Taxes owed with respect to the Gross Settlement Fund. Prior to the Effective Date, the Escrow Agents shall respond to Defendants’ Counsel’s reasonable requests for information about such tax payments.
ADMINISTRATION
     6. The Claims Administrator shall administer the Settlement subject to the jurisdiction of the Court. Except as stated in ¶ 15 hereof, Defendants shall have no responsibility for the administration of the Settlement and shall have no liability to the Class in connection with such administration. Defendants’ Counsel shall cooperate in the administration of the Settlement to the extent reasonably necessary to effectuate its terms. Beazer will provide, as soon as possible, to the Claims Administrator all information from Beazer’s transfer records concerning the identity of Beazer’s shareholders, and their transactions, during the Class Period. Any charges, fees or expenses incurred by Beazer for providing this information will be deemed Administrative Costs (referred to in ¶¶ 6-7) and shall be promptly reimbursed to Beazer by the Escrow Agent upon presentation of an invoice therefore.
     7. Plaintiffs’ Co-Lead Counsel may pay from the Cash Settlement Amounts, without further approval from the Defendants, up to $150,000 for the reasonable costs and expenses associated with identifying members of the Class and effecting mail Notice and Publication Notice to the Class, and the administration of the Settlement, including without limitation, the actual costs of publication, printing and mailing the Notice, reimbursements to nominee owners for forwarding notice to their beneficial owners, and the administrative expenses incurred and fees charged by the Claims Administrator in connection with providing notice and processing the submitted claims (“Administrative Costs”).

ATTORNEYS’ FEES AND EXPENSES
     8. Plaintiffs’ Co-Lead Counsel will apply to the Court for an award from the Gross Settlement Fund of attorneys’ fees and reimbursement of expenses. Notwithstanding the existence of any timely-filed objections, or potential appeal therefrom, or collateral attack on the Settlement or any part thereof, the fees and expenses, as awarded by the Court, shall be payable to Plaintiffs’ Co-Lead Counsel exclusively from the Gross Settlement Fund after the Court (a) enters the Order and Final Judgment and (b) executes an order awarding such fees and expenses. Before any of the three (3) Plaintiffs’ Co-Lead Counsel firms can withdraw any funds for their fees and expenses out of the Gross Settlement Fund prior to the Effective Date, such firm must provide to Defendants an undertaking, providing security with respect to repayment of such funds for fees and expenses to the Gross Settlement Fund in the event that the Settlement is cancelled or terminated for any reason, or the order making the fee and expense award is reversed or modified, which shall be subject to Defendants’ approval, in their sole discretion. Absent Defendants’ providing such approval, such Plaintiffs’ Co-Lead Counsel firm may not withdraw any funds for its fees and expenses out of the Gross Settlement Fund prior to the Effective Date. Plaintiffs’ Co-Lead Counsel accepting any such fee and expense payment agrees by such acceptance to be subject to the jurisdiction of the Court to enforce their repayment obligations hereunder.

     9. Plaintiffs’ Co-Lead Counsel shall allocate the attorneys’ fees amongst Plaintiffs’ Counsel in a manner in which they in good faith believe reflects the contributions of such counsel to the prosecution and settlement of the Action with Defendants. Defendants have no liability or obligation to Lead Plaintiffs, the other members of the Class, or Plaintiffs’ Counsel, with respect to any attorneys’ fees, costs or expenses other than Defendants’ obligation to pay or cause to be paid their respective Cash Settlement Amounts, as defined in paragraph 1(c). It is not a condition of this Stipulation that any particular attorneys’ fees, costs or expenses be awarded by the Court.
DISTRIBUTION TO AUTHORIZED CLAIMANTS
     10. Plaintiffs’ Counsel will apply to the Court, on notice to Defendants’ Counsel, for an order (the “Class Distribution Order”) approving the Claims Administrator’s determinations concerning the acceptance and rejection of the claims submitted herein and approving any fees and expenses not previously applied for, including the fees and expenses of the Claims Administrator, and, if the Effective Date has occurred, directing payment of the Net Settlement Fund to Authorized Claimants.
     11. The Claims Administrator shall determine each Authorized Claimant’s pro rata share of the Net Settlement Fund based upon each Authorized

Claimant’s Recognized Claim (as defined in the Plan of Allocation described in the Notice annexed hereto as Exhibit 1 to Exhibit A, or in such other Plan of Allocation as the Court approves); provided, however, that the Claims Administrator shall reserve an appropriate amount if either the Claims Administrator or Plaintiffs’ Co-Lead Counsel has been made aware of an unresolved dispute with any taxing authority concerning the amount of taxes due from the Gross Settlement Fund, until such dispute is fully and finally resolved
     12. The Plan of Allocation proposed in the Notice is not a necessary term of this Stipulation and it is not a condition of this Stipulation that any particular Plan of Allocation be approved. Reversal of any plan of allocation approved by the Court shall not constitute grounds for terminating the Settlement, shall not act to terminate the Settlement, and shall have no impact on the releases granted herein to the Defendants and the Released Parties.
     13. Each Authorized Claimant shall be allocated a pro rata share of the Net Settlement Fund based on his or her Recognized Claim compared to the total Recognized Claims of all accepted claimants. This is not a claims-made settlement. The entire Net Settlement Fund shall be distributed to the Authorized Claimants. The Defendants shall not be entitled to get back any of the settlement monies once the Settlement becomes Final. The Defendants shall have no involvement in reviewing or challenging claims.

ADMINISTRATION OF THE SETTLEMENT
     14. Any member of the Class who does not submit a valid Proof of Claim will not be entitled to receive any of the proceeds from the Net Settlement Fund but will otherwise be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Order and Final Judgment to be entered in the Action and the releases provided for herein, and will be barred from bringing any action against the Released Parties concerning the Settled Claims.
     15. The Claims Administrator shall process the Proofs of Claim and, after entry of the Class Distribution Order, distribute the Net Settlement Fund to the Authorized Claimants. Except for the Defendants’ obligation to pay, or to cause their insurers to pay, their respective Cash Settlement Amounts, as defined in paragraph 1(c), and except for Beazer’s obligation to cooperate in the production of information with respect to the identification of Class Members from Beazer’s shareholder transfer records, as provided herein, Defendants shall have no liability, obligation or responsibility for the administration of the Settlement or disbursement of the Net Settlement Fund. Plaintiffs’ Co-Lead Counsel shall have the right, but not the obligation, to advise the Claims Administrator to waive what Plaintiffs’ Co-Lead Counsel deem to be formal or technical defects in any Proofs of Claim submitted in the interests of achieving substantial justice.

     16. For purposes of determining the extent, if any, to which a Class Member shall be entitled to be treated as an “Authorized Claimant”, the following conditions shall apply:
          (a) Each Class Member shall be required to submit a Proof of Claim (see attached Exhibit 2 to Exhibit A), supported by such documents as are designated therein, including proof of the transactions claimed and the losses incurred thereon, or such other documents or proof as the Claims Administrator, in its discretion may deem acceptable;
          (b) All Proofs of Claim must be submitted by the date specified in the Notice, unless such period is extended by Order of the Court. Any Class Member who fails to submit a Proof of Claim by such date shall be forever barred from receiving any payment pursuant to this Stipulation (unless, by Order of the Court, a later submitted Proof of Claim by such Class Member is approved), but shall in all other respects be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Order and Final Judgment to be entered in the Action and the releases provided for herein, and will be barred from bringing any action against the Released Parties concerning the Settled Claims. Provided that it is received before the motion for the Class Distribution Order is filed, a Proof of Claim shall be deemed to have been submitted when posted, if received with a postmark indicated on the envelope and if mailed by first-class mail and addressed in accordance with the instructions thereon. In all other cases, the Proof of Claim shall be deemed to have been submitted when actually received by the Claims Administrator;
          (c) Each Proof of Claim shall be submitted to and reviewed by the Claims Administrator, who shall determine in accordance with this Stipulation and the approved Plan of Allocation the extent, if any, to which each claim shall be allowed, subject to review by the Court pursuant to subparagraph (e) below;
          (d) Proofs of Claim that do not meet the submission requirements may be rejected. Prior to rejection of a Proof of Claim, the Claims Administrator shall communicate with the claimant in order to attempt to remedy the curable deficiencies in the Proof of Claim submitted. The Claims Administrator shall notify, in a timely fashion and in writing, each claimant whose Proof of Claim it proposes to reject in whole or in part, setting forth the reasons therefor, and shall indicate in such notice that the claimant whose claim is to be rejected has the right to a review by the Court if the claimant so desires and complies with the requirements of subparagraph (e) below;
          (e) If any claimant whose claim has been rejected in whole or in part desires to contest such rejection, the claimant must, within twenty (20) days after the date of mailing of the notice required in subparagraph (d) above, serve upon the Claims Administrator a notice and statement of reasons indicating the claimant’s grounds for contesting the rejection along with any supporting documentation, and requesting a review thereof by Plaintiffs’ Co-Lead Counsel. If a dispute concerning a claim cannot be otherwise resolved, Plaintiffs’ Co-Lead Counsel shall thereafter present the request for review to the Court on notice to the claimant; and
          (f) The administrative determinations of the Claims Administrator accepting and rejecting claims shall be presented to the Court, on notice to Defendants’ Counsel, for approval by the Court in the Class Distribution Order.
     17. Each claimant shall be deemed to have submitted to the jurisdiction of the Court with respect to the claimant’s claim, and the claim will be subject to investigation and discovery under the Federal Rules of Civil Procedure, provided that such investigation and discovery shall be limited to that claimant’s status as a Class Member and the validity and amount of the claimant’s claim. No discovery shall be allowed on the merits of the Action or Settlement in connection with processing of the Proofs of Claim.
     18. Payment pursuant to this Settlement shall be deemed final and conclusive against all Class Members. All Class Members whose claims are not approved by the Court shall be barred from participating in distributions from the Net Settlement Fund, but otherwise shall be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Order and Final

Judgment to be entered in the Action and the releases provided for herein, and will be barred from bringing any action against the Released Parties concerning the Settled Claims whether or not such Class Member has filed an objection to the Settlement, the proposed Plan of Allocation, or any application by any of the Plaintiffs’ Co-Lead Counsel for an award of attorney’s fees and expenses.
     19. Lead Plaintiffs and any and all Class Members shall be bound by all the terms of this Stipulation including the terms of the Order and Final Judgment entered in the Action and the releases provided for herein, and will be barred from bringing any action against the Defendants concerning the Settled Claims whether or not Lead Plaintiffs or Class Members participated in the Net Settlement Fund, and whether or not the claims of Lead Plaintiffs or such Class Members have been approved or allowed.
     20. All proceedings with respect to the administration, processing and determination of claims described by ¶ 16 of this Stipulation and the determination of all controversies relating thereto, including disputed questions of law and fact with respect to the validity of claims, shall be subject to the jurisdiction of the Court.
     21. The Net Settlement Fund shall be distributed to Authorized Claimants by the Claims Administrator only after the Effective Date and after: (a) all timely Claims have been processed, and all claimants whose Claims have been rejected or disallowed, in whole or in part, have been notified and provided the opportunity to be heard concerning such rejection or disallowance; (b) all objections with respect to all rejected or disallowed claims have been resolved by the Court, and all appeals therefrom have been resolved or the time therefor has expired, or a reserve has been made to cover the potential payment to such claimants; (c) all matters with respect to attorneys’ fees, costs, and disbursements have been resolved by the Court, all appeals therefrom have been resolved or the time therefor has expired, or a reserve has been made to cover the potential payment with respect to such attorneys’ fees, costs, and disbursements; and (d) all costs of administration have been paid or provided for.
TERMS OF ORDER FOR NOTICE AND HEARING
     22. Promptly after this Stipulation has been fully executed, Plaintiffs’ Co-Lead Counsel and Defendants’ Counsel jointly shall apply to the Court for entry of an Order for Notice and Hearing, substantially in the form annexed hereto as Exhibit A. The parties shall request that the Order for Notice and Hearing provide that requests for exclusion must be postmarked at least seven (7) calendar days prior to the Settlement Fairness Hearing date. Upon receiving any request(s) for exclusion pursuant to the Notice, the Claims Administrator shall promptly send copies of such exclusion requests to Plaintiffs’ Co-Lead Counsel and counsel for Defendants.

TERMS OF ORDER AND FINAL JUDGMENT
     23. If the Settlement contemplated by this Stipulation is approved by the Court, counsel for the parties shall request that the Court enter an Order and Final Judgment substantially in the form annexed hereto as Exhibit B.
OPT-OUT TERMINATION RIGHT
     24. Beazer, on behalf of the Beazer Defendants, or Deloitte individually, may terminate their or its participation in this Settlement if potential Class Members who in total purchased in excess of four percent (4%) of the shares of Beazer common stock purchased during the Class Period exclude themselves from the Class. Except as otherwise provided herein, the election of either Beazer, on behalf of the Beazer Defendants, or Deloitte individually to terminate this Settlement shall not impact the Settlement as to the non-terminating party. In the event of a termination by Beazer, on behalf of the Beazer Defendants, or Deloitte individually, this Stipulation as to the terminating party shall become null and void and of no further force and effect except for the provisions of ¶ 28. If Beazer, on behalf of the Beazer Defendants, or Deloitte individually, elects to terminate this Settlement pursuant to this paragraph written notice of such termination must be provided to Plaintiffs’ Co-Lead Counsel on or before three (3) calendar days prior to the Settlement Fairness Hearing. Plaintiffs’ Co-Lead Counsel shall have the right to communicate with Class Members regarding their decisions to opt-out. If a sufficient number of Class Members withdraw their requests for exclusion such that the total number of remaining shares requesting exclusion falls below the four percent (4%) threshold noted above, Plaintiffs’ Co-Lead Counsel shall so advise Defendants’ Counsel in writing and provide proof of the withdrawal from the Class Members, and any notice by Defendants of termination of the Settlement shall automatically and immediately become null and void.
EFFECTIVE DATE OF SETTLEMENT, WAIVER OR TERMINATION
     25. The “Effective Date” of Settlement shall be the date when all the following shall have occurred:
          (a) approval by the Court of the Settlement, following notice to the Class and a hearing, as prescribed by Rule 23 of the Federal Rules of Civil Procedure; and
          (b) entry by the Court of an Order and Final Judgment, substantially in the form set forth in Exhibit B annexed hereto, and the expiration of any time for appeal or review of such Order and Final Judgment, or, if any appeal is filed and not dismissed, after such Order and Final Judgment is upheld on appeal in all material respects and is no longer subject to review upon appeal or review by writ of certiorari, or, in the event that the Court enters an order and final judgment in a form other than that provided above (“Alternative Judgment”) and none of the parties hereto elect to terminate this Settlement, the date that such Alternative Judgment becomes Final and no longer subject to appeal or review.
     26. Beazer, on behalf of the Beazer Defendants, or Deloitte individually, and Lead Plaintiffs shall each have the right to terminate the Settlement and this Stipulation by providing written notice of their election to do so (“Termination Notice”) to all other parties hereto within thirty (30) days of: (a) the Court’s declining to enter the Order for Notice and Hearing in any material respect; (b) the Court’s refusal to approve this Stipulation or any material part of it; (c) the Court’s declining to enter the Order and Final Judgment in any material respect; (d) the date upon which the Order and Final Judgment is modified or reversed in any material respect by the Court of Appeals or the Supreme Court; or (e) the date upon which an Alternative Judgment is modified or reversed in any material respect by the Court of Appeals or the Supreme Court. In the event that the respective Cash Settlement Amount for the Beazer Defendants, collectively, or Deloitte, individually, is not fully paid within sixteen (16) business days from the entry of the Order for Notice and Hearing, Plaintiffs’ Co-Lead Counsel shall have the right to provide a Termination Notice to such Defendant, who shall have ten (10) business days to cure its non-payment by paying its respective Cash Settlement Amount, plus interest at a two percent (2%) per annum rate for the period from 11 business days after the entry of the Order for Notice and Hearing to the date of actual payment. In the event that the respective Defendant does not cure its non-payment, and its respective Cash Settlement Amount is not fully paid within twenty-six (26) business days from the entry of the Order of Notice and Hearing, Plaintiffs’ Co-Lead Counsel shall, for a period of ten (10) business days thereafter, in addition to any other rights hereunder, have the right to terminate the Settlement and this Stipulation as to that respective Defendant, or, if the amount of such nonpayment exceeds $1,000,000, in its entirety.
     27. In the event that any party elects to terminate this Settlement as to fewer than all Defendants, the settling Defendants and the Plaintiffs agree to obtain entry of a contribution bar order pursuant to the provisions of Private Securities Litigation Reform Act of 1995 and 15 U.S.C. § 78u-4(f)(7)(A). The order shall, among other things, bar all future claims for contribution arising out of the action by any person, including the non-settling parties, against the settling Defendants.
     28. Except as otherwise provided herein, in the event the Settlement is terminated, then the parties to this Stipulation shall be deemed to have reverted to their respective status in the Action as of April 10, 2009 and, except as otherwise expressly provided, the parties shall proceed in all respects as if this Stipulation and any related orders had not been entered, and the respective Defendants’ Cash Settlement Amounts, as defined in paragraph 1(c), previously paid by or on behalf of Defendants, together with any interest earned on each of the respective Cash

Settlement Amounts thereon, less a pro rata share (based on the respective Cash Settlement Amounts) of any Taxes due with respect to such income, and less a pro rata share based on the respective Cash Settlement Amounts of up to $150,000 of the costs of administration and notice actually incurred and paid or payable from the Cash Settlement Amounts, shall be returned by the Escrow Agents to the entities paying the same within five (5) business days, unless the funds are invested in a manner in which expedited withdrawal would be financially detrimental and then with respect to that portion, as soon as the funds can be reasonably withdrawn and distributed without penalty or detriment.
NO ADMISSION OF WRONGDOING
     29. This Stipulation, whether or not consummated, and any proceedings taken pursuant to it:
          (a) shall not be offered or received against any Defendant as evidence of or construed as or deemed to be evidence of any presumption, concession, or admission by any Defendant with respect to the truth of any fact alleged by any of the plaintiffs or the validity of any claim that has been or could have been asserted in the Action or in any litigation, or the deficiency of any defense that has been or could have been asserted in the Action or in any litigation, or of any liability, negligence, fault, or wrongdoing of any Defendant;

          (b) shall not be offered or received against any Defendant as evidence of a presumption, concession or admission of any fault, misrepresentation or omission with respect to any statement or written document approved or made by any Defendant;
          (c) shall not be offered or received against any Defendant as evidence of a presumption, concession or admission with respect to any liability, negligence, fault or wrongdoing, or in any way referred to for any other reason as against any Defendant, in any other civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Stipulation; provided, however, that if this Stipulation is approved by the Court, the Defendants may refer to it to effectuate the liability protection granted them hereunder;
          (d) shall not be construed against any Defendant as an admission or concession that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial; and
          (e) shall not be construed as or received in evidence as an admission, concession or presumption against Lead Plaintiffs or any of the other Class Members that any of their claims are without merit, or that any defenses asserted by any Defendants have any merit, or that damages recoverable under the Complaint would not have exceeded the Gross Settlement Fund.

MISCELLANEOUS PROVISIONS
     30. All of the exhibits attached hereto are hereby incorporated by reference as though fully set forth herein.
     31. Bankruptcy Matters:
          (a) In the event of a Beazer bankruptcy before the Order and Final Judgment is entered, Beazer agrees not to take any action or bring any proceeding to (i) oppose approval of the Stipulation after the filing, (ii) seek to delay approval of the Stipulation, (iii) seek to delay or take any action with regard to performance of the Stipulation whether before or after approval of the Settlement, and/or (iv) take any other action or bring any proceeding which affects, limits or restrains the rights and duties of all other parties to the Stipulation.
          (b) In the event of a Beazer bankruptcy before the Defendants’ respective Cash Settlement Amounts are paid into escrow as described in ¶¶ 4 and 5, the obligation of Defendants and/or their insurers to fund their respective Cash Settlement Amounts and the distribution from the escrow account of any funds from the Gross Settlement Fund will be contingent upon the approval of the bankruptcy court. The requirement for such approval shall not be deemed a concession that such approval is legally necessary or that the bankruptcy court has jurisdiction over the Cash Settlement Amounts or the Gross Settlement Fund.

          (c) In the event of a Beazer bankruptcy after the funding of escrow but before the Order and Final Judgment is entered, no distribution will be made to Class Members prior to the later of: (1) one year after the payment of the Cash Settlement Amounts into escrow, or (2) if in such Beazer bankruptcy, a proceeding is brought seeking to assert a fraudulent transfer or preferential transfer claim with respect to any part of the Cash Settlement Amounts or a claim that the payment of such Cash Settlement Amounts violates the automatic stay within the one year after the payment of the Cash Settlement Amounts into escrow, a final determination has been made with respect to that claim, provided that no distributions shall be made that are prohibited by such final determination.
          (d) Each Defendant paying its respective Cash Settlement Amount, as defined in paragraph 1(c), represents as to itself that as of the date of this Stipulation, it is not insolvent (within the meaning of and/or for the purposes of the United States Bankruptcy Code, including §§ 101 and 547), and represents that as of the date of this Stipulation, it does not believe that the funding of its respective Cash Settlement Amount, by itself or on its behalf by its insurers, will cause it to become insolvent. Beazer further represents that the proceeds of the insurance policies under which its insurers are paying funds to the Gross Settlement Fund are not Beazer’s property. These warranties are made by each such Defendant and not by such Defendant’s Counsel.

     32. If a case is commenced in respect of any Defendant paying their respective Cash Settlement Amounts, as defined in paragraph 1(c), (or any insurer contributing funds to the respective Cash Settlement Amounts, as defined in paragraph 1(c), on behalf of any Defendant) under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver, conservator, or other fiduciary is appointed under any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of money to the Gross Settlement Fund or any portion thereof by or on behalf of such Defendant to be a preference, voidable transfer, fraudulent transfer or similar transaction and any portion thereof is required to be returned, and such amount is not promptly deposited to the Gross Settlement Fund by others, then, at the election of Plaintiffs’ Co-Lead Counsel, the parties shall jointly move the Court to vacate and set aside the releases given and any judgment entered in favor of the Defendants pursuant to this Stipulation, which releases and judgment shall be null and void, and the parties shall be restored to their respective positions in the litigation as of April 10, 2009 and any Cash Settlement Amounts in the Gross Settlement Fund shall be returned as provided in ¶ 28 above.
     33. The parties to this Stipulation intend the Settlement to be a final and complete resolution of all disputes asserted or which could be asserted by the Class Members against the Released Parties with respect to the Settled Claims.

Accordingly, Lead Plaintiffs and Defendants agree not to assert in any forum that the litigation was brought by Plaintiffs or defended by Defendants in bad faith or without a reasonable basis. The parties hereto shall assert no claims of any violation of Rule 11 of the Federal Rules of Civil Procedure relating to the prosecution, defense, or settlement of the Action. The parties agree that the amount paid and the other terms of the Settlement were negotiated at arm’s length in good faith by the parties, and reflect a settlement that was reached voluntarily after consultation with experienced legal counsel.
     34. This Stipulation may not be modified or amended, nor may any of its provisions be waived except by a writing signed by all parties hereto or their successors-in-interest.
     35. The headings herein are used for the purpose of convenience only and are not meant to have legal effect.
     36. The administration and consummation of the Settlement as embodied in this Stipulation shall be under the authority of the Court and the Court shall retain jurisdiction for the purpose of entering orders providing for awards of attorneys’ fees and expenses to Plaintiffs’ Co-Lead Counsel and enforcing the terms of this Stipulation.

     37. The waiver by one party of any breach of this Stipulation by any other party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.
     38. This Stipulation and its exhibits constitute the entire agreement among the parties hereto concerning the Settlement of the Action, and no representations, warranties, or inducements have been made by any party hereto concerning this Stipulation and its exhibits other than those contained and memorialized in such documents.
     39. This Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument.
     40. This Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.
     41. The construction, interpretation, operation, effect and validity of this Stipulation, and all documents necessary to effectuate it, shall be governed by the internal laws of the State of Georgia without regard to conflicts of laws, except to the extent that federal law requires that federal law governs. Nothing in this Paragraph 40 shall be construed to contradict the fact that the escrow agreement reflected in Exhibit C shall be governed by New York law.

     42. No opinion or advice concerning the tax consequences of the proposed Settlement to individual Class Members is being given or will be given by Plaintiffs’ Co-Lead Counsel or counsel for the Defendants; nor is any representation or warranty in this regard made by virtue of this Stipulation. Each Class Member’s tax obligations, and the determination thereof, are the sole responsibility of the Class Member, and it is understood that the tax consequences may vary depending on the particular circumstances of each individual Class Member.
     43. This Stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the parties, it being recognized that it is the result of arm’s-length negotiations between the parties and all parties have contributed substantially and materially to the preparation of this Stipulation.
     44. All counsel and any other person executing this Stipulation and any of the exhibits hereto, or any related settlement documents, warrant and represent that they have the full authority to do so and that they have the authority to take appropriate action required or permitted to be taken pursuant to the Stipulation to effectuate its terms.
     45. Plaintiffs’ Co-Lead Counsel and Defendants’ Counsel agree to cooperate fully with one another in seeking Court approval of the Order for Notice and Hearing, the Stipulation and the Settlement, and to promptly agree upon and execute all such other documentation as may be reasonably required to obtain final approval by the Court of the Settlement.
Dated: May 4, 2009

CHITWOOD HARLEY HARNES LLP

By:

Martin D. Chitwood
Georgia Bar No. 124950
Robert W. Killorin
Georgia Bar No. 417775
Krissi T. Gore
Georgia Bar No. 687020
2300 Promenade II
1230 Peachtree Street, NE
Atlanta, GA 30309
Telephone: (404) 873-3900
Facsimile: (404) 876-4476
mchitwood@chitwoodlaw.com
rkillorin@chitwoodlaw.com
kgore@chitwoodlaw.com

MILBERG LLP

By:

Matthew Gluck
Christopher S. Polaszek
Leigh Smith
Kristi Stahnke McGregor
Georgia Bar No. 674012
One Penn Plaza
New York, NY 10119
Telephone: (212) 594-5300
Facsimile: (212) 868-1229
mgluck@milberg.com

cpolaszek@milberg.com lsmith@milberg.com kmcgregor@milberg.com

BERNSTEIN LIEBHARD LLP

By:

Jeffrey M. Haber
Joseph R. Seidman, Jr.
Gregory M. Egleston
10 East 40th Street
22nd Floor
New York, NY 10016
Telephone: (212) 779-1414
Facsimile: (212) 779-3218
haber@bernlieb.com
seidman@bernlieb.com
egleston@bernlieb.com

Co-Lead Counsel for the Class
Counsel for Defendants:

Troutman Sanders LLP

By:

John J. Dalton J. Timothy Mast Jaime L. Theriot 600 Peachtree Street, N.E., Suite 5200 Atlanta, GA 30308-2216 Telephone: (404) 885-3000 Facsimile: (404) 885-3900
- And -

Cravath, Swaine & Moore LLP

By:

Richard W. Clary Michael A. Paskin Worldwide Plaza 825 Eighth Avenue New York, NY 10019-7475 Telephone: (212) 474-1000 Facsimile: (212) 474-3700

Attorneys for Defendants Beazer Homes USA, Inc., Ian J. McCarthy, and James O’Leary

Rogers & Hardin LLP

By:

Tony G. Powers Kimberly L. Myers 2700 International Tower Peachtree Center 229 Peachtree St. N.E. Atlanta, GA 30303 Telephone: (404) 522-4700 Facsimile: (404) 525-2224

Attorneys for Defendant Michael T. Rand

Hartman, Simons, Spielman & Wood LLP

By:

Scott M. Ratchick Christopher Scott Badeaux 6400 Powers Ferry Road, N.W., Suite 400

Atlanta, GA 30339 Telephone: (770) 955-3555 Facsimile: (678) 391-9958 - and —

covington & burling llp

By:

Bruce A. Baird Dimple Gupta 1201 Pennsylvania Avenue Washington, DC 20004 Telephone: (202) 662-6000 Facsimile: (202) 662-6291 Attorneys for Michael Furlow

Sutherland Asbill & Brennan LLP

By:

Amelia Toy Rudolph
Patricia A. Gorham
999 Peachtree Street, N.E., Suite 2300
Atlanta, GA 30309-3996
Telephone: (404) 853-8393
Facsimile: (404) 853-8806
amelia.rudolph@sutherland.com
patricia.gorham@sutherland.com

Attorneys for Deloitte& Touche LLP